EXHIBIT 12

                  THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                       Three Months Ended
                                                            March 31,
                                                    ----------------------
                                                    1996              1995
                                                    ----              ----

Net income                                         $  59.8           $ 52.8

Provision for income taxes                            37.1             31.7
                                                   -------           ------

Earnings before provision for income taxes            96.9             84.5
                                                   -------           ------


Fixed charges:
  Interest and debt expense on indebtedness          207.2            199.2
  Interest factor - one third of rentals on
   real and personal properties                        1.9              1.8
                                                   -------           ------

  Total fixed charges                                209.1            201.0
                                                   -------            -----


    Total earnings before provision for income
     taxes and fixed charges                       $ 306.0          $ 285.5
                                                   =======          =======


Ratio of earnings to fixed charges                    1.46             1.42
                                                      ====             ====